Exhibit 99.1

Investor Relations

eOn Communications

800-955-5321

investorrelations@eoncc.com

For Release 4:30 PM ET, October 28, 2005

eOn Communications Reports Fourth Quarter Fiscal 2005 Results

ATLANTA (October 28, 2005) – eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of telecommunications solutions, today reported financial results for the fourth fiscal quarter ended July 31, 2005. Revenues for the quarter were $4,731,000, a decrease of 23.5% compared with $6,183,000 for the same period last year. Net loss was $825,000, or $0.06 per common share, an increase of 105.7% compared with a net loss of $401,000 or $0.03 per share in the quarter ended July 31, 2004.

For the year ended July 31, 2005, revenues increased 19.1% to $21,372,000 compared to $17,950,000 in the year ended July 31, 2004. Net loss for the year ended July 31, 2005 was $1,951,000 or $0.15 per common share, 110.2% higher than the net loss of $928,000, or $0.07 per common share in the prior year.

The company’s subsidiary in China had revenues of $2,194,000 for the quarter ended July 31, 2005 and $8,769,000 for the year ended July 31, 2005 (compared with 2,282.000 for the two months ended July 31.2004). Net income after minority interest for the quarter ended July 31, 2005 was $104,000 and net income after minority interest for the year ended July 31, 2005 was $189,000 (compared to $44,000 for the two months ended July 31, 2004).

On Wednesday, October 26, the Company announced that it signed a memorandum of understanding to sell its 54% interest in Cortelco Shanghai Telecom Equipment Company. Subsequent to the effective date of the sale, Cortelco Shanghai’s financial statements will no longer be consolidated with eOn.

“This was a difficult quarter and year for us and we are disappointed with the results.” stated David Lee, eOn’s chairman and chief executive officer. “The Board of Directors and management have reviewed the Company’s performance and business operations and have implemented new strategic initiatives as outlined in our related press release this afternoon.”

Conference Call

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The Company will host a conference call at 4:45 p.m. ET, October 28, 2005, to discuss fourth quarter results. To hear the call, dial (800) 289-0496 or visit our investor relations website at investor.eoncc.com. A replay of the call will be posted to our investor relations website shortly following the call.

About eOn Communications™

eOn Communications is a global provider of innovative communications solutions. Backed with over 20 years of telecommunications engineering expertise, our solutions enable our customers to easily leverage advanced technologies in order to communicate more effectively. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com, or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-Q filing with the Securities and Exchange Commission.

eOn Communications Corporation, the mark eOn, and eQueue are trademarks of eOn Communications Corporation.

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eOn Communications Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	For the Years Ended July 31,
	2005	2004	2003
REVENUE
Net third party revenue	$19,102	$17,816	$17,457
Net related party revenue	2,270	134	—

Net revenue	21,372	17,950	17,457

COST OF REVENUE
Third party cost of revenue	10,319	8,458	7,478
Related party cost of revenue	1,648	49	—

Cost of revenue	11,967	8,507	7,478

Gross profit	9,405	9,443	9,979

OPERATING EXPENSE
Selling, general and administrative	8,106	7,087	8,667
Research and development	3,207	3,106	2,859
Special charges	—	—	(63)

Total operating expense	11,313	10,193	11,463

Loss from operations	(1,908)	(750)	(1,484)

Interest income	134	79	99
Interest expense	—	(29)	(35)
Other income (expense), net	61	(167)	(84)

Loss before income taxes and minority interest	(1,713)	(867)	(1,504)

Income tax expense	(79)	(24)	—

Loss before minority interest	(1,792)	(891)	(1,504)
Minority interest	(159)	(37)	—

Net loss	$(1,951)	$(928)	$(1,504)

Basic and diluted loss per share	$(0.15)	$(0.07)	$(0.12)

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eOn Communications Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share and per share amounts)

	As of July 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$3,880	$4,679
Marketable securities	3,600	4,200
Trade accounts receivable, net of allowance of $1,236 and $756, respectively	3,566	6,656
Trade accounts receivable—related party, net of allowance of $23 and $18 respectively	902	615
Notes receivable	281	528
Notes receivable—related party	1,040	—
Inventories	2,809	2,733
Prepaid and other current assets	325	1,913

Total current assets	16,403	21,324

Property and equipment, net	705	971
Goodwill	21	—

Total assets	$17,129	$22,295

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$3,112	$5,394
Trade accounts payable—related party	2,178	2,086
Note payable	—	767
Deferred acquisition payment	914	1,078
Accrued expenses and other	2,125	2,284

Total current liabilities	8,329	11,609

Minority interest	1,145	1,227
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, (10,000,000 shares authorized, no shares
issued and outstanding)	—	—
Common stock, $0.001 par value (50,000,000 shares authorized, 13,579,957
and 13,487,160 shares issued and outstanding 2005 and 2004, respectively)	13	13
Additional paid-in capital	54,455	54,369
Treasury stock, at cost (676,900 shares)	(1,502)	(1,502)
Accumulated deficit	(45,372)	(43,421)
Accumulated other comprehensive income	61	—

Total stockholders' equity	7,655	9,459

Total liabilities and stockholders' equity	$17,129	$22,295

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